Exhibit 99.2
An Update from Hawaiian Electric CEO

Aloha mai kākou

The past days have been devastating for Maui and all of Hawai‘i. We have seen human loss and devastation on a scale that’s difficult for our hearts and minds to process. Maui lost homes and businesses, places of worship and cherished historic places. My heart breaks over and over, alongside all of Hawai‘i, for the people, communities and ‘āina of Maui. While the loss is unimaginable, Maui’s spirit, strength and resilience endures.
For generations past, present and future, our kuleana is to Hawai‘i. Hawaiian Electric is a company of Hawai‘i, for Hawai‘i, and Maui is part of our ‘ohana. When ‘ohana needs you, you show up. We are not spectators or detached observers. This is us. We are thousands of people across five islands who call Hawai‘i our home, including many personally impacted by the windstorm and fires. We are here for Maui and its people however long it takes.
The restoration efforts underway are personal to us. In the days and weeks to come, Hawaiian Electric will continue to be here in full force with hundreds of dedicated employees and partners from Maui, O‘ahu, Hawai‘i Island, Moloka‘i, Lāna‘i, and beyond. Working shoulder to shoulder with others, we are focused on restoring power to support our communities’ work to recover and build back.
Facts about this event will continue to evolve. And while we may not have answers for some time, we are committed, working with many others, to find out what happened as we continue to urgently focus on Maui’s restoration and rebuilding efforts.
Restoring Power and Repairing Critical Assets
Over the past week, I have been with our teams on Maui that have helped safely restore power to 80% of the customers affected. Among other efforts, we have deployed more than 400 Hawaiian Electric crew members and contractors to Maui.
We are:
•     Using a mobile substation at Lahainaluna to help restore power to homes, schools and county facilities;
•     Working with county officials to identify priority circuits to bring stores, pharmacies, gas stations, water and wastewater facilities and other key locations online as quickly as possible;
•     Restoring service to hotels and resorts to be used to house displaced residents, enabling them to move out of emergency shelters;
•     Replacing some of the estimated 400 poles, 300 transformers and other equipment damaged by the fires and high winds and conducting extensive repairs in areas that are safe and accessible;
•     Shipping dozens of vehicles and pieces of specialized equipment from O‘ahu and bringing in additional expert personnel and equipment from the continental U.S.; and
•     Suspending bills for approximately 18,000 customers located in the affected areas to ensure that those who have experienced a loss can focus on their well-being and taking care of themselves and their families.
In times of crisis, Hawai‘i always comes together, and Hawaiian Electric will continue to stand by our Maui ‘ohana, friends, colleagues and neighbors. Our company has responded to nearly every kind of natural disaster and we are committed to working with so many others to rebuild from this tragedy today, tomorrow and into the future, no matter how long it takes.

Maui nō ka ‘oi

Shelee Kimura
President and CEO, Hawaiian Electric